EXHIBIT 99.1

WIRELESS FACILITIES REPORTS SECOND QUARTER RESULTS

- SECOND QUARTER REVENUES TOTAL $102.3 MILLION -

— ADJUSTED EPS FROM CONTINUING OPERATIONS OF $.10 (diluted)*

—GAAP EPS of $.02 (diluted) INCLUDING DISCONTINUED OPERATIONS

AND ASSET IMPAIRMENT CHARGES

San Diego, CA, August 4, 2004— Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today reported results for the second quarter of fiscal year 2004.  In addition, the Company announced that it intends to restate its financial statements filed on Form 10-K for the years 2001 through 2003 to accrue for certain foreign tax contingencies. The restatement is the result of an extensive analysis by the Company that identified adjustments, which are required to properly state prior period financial statements. The restatement will not affect the Company’s reported current year operating results.

Revenues for the second quarter of fiscal 2004 increased 84% to $102.3 million from $55.5 million in the second quarter of fiscal 2003.  Increased revenues in the second quarter were the result of significant increases in the Company’s international operations as well as increases in activity with Western Wireless, T-Mobile, and Sprint in the US.  In addition, the acquisition that created the government network services division in the first quarter of 2004 also contributed to second quarter year over year revenue growth.

Operating income for the second quarter of 2004 was $8.9 million.  Adjusted net income from continuing operations, excluding the impact of an investment asset impairment charge of $3.1 million, was $7.3 million and adjusted EPS from continuing operations was $.10 (diluted).  Net income from continuing operations including the impact of the asset impairment charge was $4.2 million or $.06 per share (diluted).  Net income including the impact of both the asset impairment charge and the discontinued operations charge of $2.5 million was $1.7 million or $.02 per share (diluted).

During the second quarter of 2004, the Company made the decision to divest its Scandinavian network management business.  This resulted in a one time discontinued operations charge of approximately $2.5 million primarily related to contractually mandated employee severance costs that were incurred to prepare the unit for sale.  All prior period results from the Scandinavian operation will be reclassified to conform to the current year presentation as a discontinued

operation.  The investment asset impairment charge of $3.1 million relates to a 2001 investment in a privately-held technology company that was accounted for under the cost method.  Based upon recent developments, the Company determined that it is unlikely to recover the carrying value of the investment.

The restatement of prior year financial statements is the result of the Company’s recent analysis of contingent tax liabilities primarily in foreign jurisdictions. These tax contingencies were generated in prior years and require adjustments to properly state prior year financial statements.  The preliminary estimate of the impact of the adjustments is between approximately 3 – 8% of net income or loss for any given year from 2000 to 2003 for an aggregate increase of expenses of $10 million to $12 million. In addition, the Company intends to consider recording other adjustments related to various financial statement accounts that were identified in prior years but not recorded at the time based on the judgment that such amounts were immaterial.  Since the restatement will change the opening balances of certain balance sheet accounts for 2004 and the restatement process is not yet complete, the Company is currently unable to present prior year comparative data.  Accordingly, the Company intends to delay the filing of its Form 10-Q for the period ending June 30, 2004 until the amended Form 10-K/A for 2003 is filed.  The Company expects to make such filings within two months.  All other normal closing procedures have been completed for the quarter ended June 30, 2004.  The adjustments referred to in this announcement are preliminary estimates and the Company expects to report final results when it files its Form 10-K/A.  A detailed description of the restatement and other adjustments and amounts will be contained in the Form 10-K/A.

“In the second quarter, we continued to benefit from subscriber, minutes of use, and data growth in the wireless industry, combined with the continuing trend on the part of the major carriers to outsource their design, deployment, and technology upgrade activities.  With our focus on diversifying our US customer base and capturing significant new international business in both Europe and Latin America, we were able to grow our wireless network services business by 65% year over year.  In addition, as we indicated we would do last quarter, we were able to make substantial improvements in our operating margin,” said Eric M. DeMarco, President and CEO of WFI.

“Looking out to the remainder of 2004 and into 2005, we believe that the market for our services will continue to remain firm as the primary factors contributing to strong second quarter results –

outsourcing and network investment trends by the carriers – are likely to continue.  In addition, our business in our two other vertical markets, enterprise and government, also remains fundamentally sound.  Specifically related to our outlook for the balance of 2004, while our revenue guidance remains within the range previously provided, a slightly different geographic mix of revenues combined with substantially higher than expected accounting and consulting costs related to compliance with the Sarbanes-Oxley legislation adopted by Congress last year, has caused our adjusted earnings guidance to be lower than previously anticipated.  Fortunately, the bulk of the nearly $2 million we expect to spend in compliance costs in 2004 will not be recurring in 2005.”

“In April I became CEO of WFI and Deanna Lund joined as CFO and Jim Edwards as General Counsel shortly thereafter.  In the course of a detailed financial review of each of our operations, we became aware of certain issues that the Board and the Executive Management team believed needed to be addressed.  We have moved quickly to deal with the issues and have taken the corrective actions we believe are necessary.  We are all committed to continuing to build this Company in a manner in which all of our employees and shareholders can be proud.  Fortunately, none of the issues we identified affects the fundamentals of our business, our prospects for the future, and most importantly, the integrity of our current financial statements.”

“As the largest RF engineering company in the US with approximately 2100 employees, we remain extremely well positioned to be a leader in the market for designing, building, and optimizing wireless networks.  The entire management team remains energized by the opportunity in front of us and committed to building long term value for our shareholders,” DeMarco concluded.

The following financial outlook for the Company represents management’s expectations about the Company’s future financial performance based on information currently available.

	Fiscal 2004
	Third Quarter	Adjusted Full Year		GAAP Full Year (Including Discontinued Operation)

Revenue	$100 - $105 million	$405 - $415 million		$405 - $415 million
EPS (diluted)	$.09	$.37 - $.38	*	$.29 - $.30
Effective tax rate	19%	19%		21 - 22%
Diluted Shares	~ 76 million	~ 76 million		~ 76 million

*Adjusted to exclude the impact of asset impairments or discontinued operations

WFI will hold a conference call to discuss second quarter results today at 1:30 p.m. Pacific Time. The call will webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call will be available from 4:30 p.m. Pacific Time on August 4 through 4:30 p.m. Pacific Time on August 18 by dialing (800) 633-8284 Reservation #21202594.

About Wireless Facilities, Inc.

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, express or implied statements concerning the Company’s expectations regarding future financial performance and market developments that involve risks and uncertainties and the anticipated timing and content of the Company’s restated financial statements for fiscal years 2000, 2001, 2002 and 2003. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: risks that the review of prior year financial statements will result in adjustments, which may be material, that the Company does not currently anticipate; risks that the review and filing of our restated financial statements may not be completed in accordance with our expectations as to timing; risks associated with our anticipated failure to file timely our quarterly report on Form 10-Q; risks associated with the successful integration of the Government Network Services Division and the companies within the Enterprises Network Services Division; the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from acquisitions; changes in the budgets of U.S. government customers upon which the Government Network Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements; and changes in the Company’s effective income tax rate. A complete description of the Company’s risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 8, 2004 and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including “adjusted EPS” and “adjusted net income” are considered non-GAAP financial measures.  The Company believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

WIRELESS FACILITIES, INC.

Consolidated Statements of Operations

For the three and six months ended June 30, 2004

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended 6/30/04	Six Months Ended 6/30/04

Revenues	$102.3	$199.1
Cost of revenues	78.8	154.2
Gross profit	23.5	44.9

Selling, general and administrative expenses	13.8	27.5

Reversal of provision for doubtful accounts	(0.4)	(0.7)
Depreciation and amortization	1.2	2.4
Operating Income	8.9	15.7

Other income (expense), net	(3.0)	(2.3)
Income from continuing operations before income taxes	5.9	13.4
Provision for income taxes	1.7	3.2
Income from continuing operations	4.2	10.2
Loss from discontinued operations, net of taxes	(2.5)	(2.7)
Net Income	$1.7	$7.5

Basic earnings (loss) per common share:
Income from continuing operations	$0.06	$0.15

Loss from discontinued operations, net of taxes	(0.04)	(0.04)
Net income	$0.02	$0.11

Diluted earnings (loss) per common share:
Income from continuing operations	$0.06	$0.14

Loss from discontinued operations, net of taxes	(0.04)	(0.04)
Net income	$0.02	$0.10

Weighted average common shares outstanding
Basic	68.3	66.2
Diluted	75.5	76.2

WIRELESS FACILITIES, INC.

Adjusted Net Income From Continuing Operations

Excluding Asset Impairment Charges

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended 6/30/04	Six Months Ended 6/30/04

Revenues	$102.3	$199.1
Cost of revenues	78.8	154.2
Gross profit	23.5	44.9

Selling, general and administrative expenses	13.8	27.5

Reversal of provision for doubtful accounts	(0.4)	(0.7)
Depreciation and amortization	1.2	2.4
Operating Income	8.9	15.7
Other income, net	0.1	0.8
Income from continuing operations before income taxes	9.0	16.5
Provision for income taxes	1.7	3.2
Net income from continuing operations	$7.3	$13.3

Basic earnings per common share:
Income from continuing operations	$0.11	$0.20

Diluted earnings per common share:
Income from continuing operations	$0.10	$0.17

Weighted average common shares outstanding
Basic	68.3	66.2
Diluted	75.5	76.2

The above adjusted amounts reflect the elimination of the asset impairment charge of $3.1 million and the associated tax benefit.  Since the impairment loss is expected to be capital in nature for income tax purposes, and there are no current foreseeable future capital gains, no tax benefit was provided for this item.

WIRELESS FACILITIES, INC.

Reconciliation of GAAP Net Income to Adjusted Net Income From Continuing Operations

Excluding Asset Impairment Charges

(Unaudited)

(in millions, except per share data)

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
	GAAP	Adjustments	Adjusted	GAAP	Adjustments	Adjusted

Revenues	$102.3	$—	$102.3	$199.1	$—	$199.1
Cost of revenues	78.8	—	78.8	154.2	—	154.2
Gross profit	23.5	—	23.5	44.9	—	44.9

Selling, general and administrative expenses	13.8	—	13.8	27.5	—	27.5

Reversal of provision for doubtful accounts	(0.4)	—	(0.4)	(0.7)	—	(0.7)
Depreciation and amortization	1.2	—	1.2	2.4	—	2.4
Operating Income	8.9	—	8.9	15.7	—	15.7

Other income (expense), net	(3.0)	(3.1)	0.1	(2.3)	(3.1)	0.8
Income from continuing operations before income taxes	5.9	(3.1)	9.0	13.4	(3.1)	16.5
Provision for income taxes	1.7	—	1.7	3.2	—	3.2
Income from continuing operations	4.2	(3.1)	7.3	10.2	(3.1)	13.3

Loss from discontinued operations, net of taxes	(2.5)	(2.5)	—	(2.7)	(2.7)	—
Net Income	$1.7	$(5.6)	$7.3	$7.5	$(5.8)	$13.3

Basic earnings (loss) per common share:
Income from continuing operations	$0.06	$(0.05)	$0.11	$0.15	$(0.05)	$0.20

Loss from discontinued operations, net of taxes	(0.04)	(0.04)	—	(0.04)	(0.04)	—
Net income	$0.02	$(0.08)	$0.11	$0.11	$(0.09)	$0.20

Diluted earnings (loss) per common share:
Income from continuing operations	$0.06	$(0.04)	$0.10	$0.14	$(0.04)	$0.17

Loss from discontinued operations, net of taxes	(0.04)	(0.04)	—	(0.04)	(0.04)	—
Net income	$0.02	(0.08)	$0.10	$0.10	$(0.08)	$0.17

Weighted average common shares outstanding
Basic	68.3	68.3	68.3	66.2	66.2	66.2
Diluted	75.5	75.5	75.5	76.2	76.2	76.2

The above adjusted amounts reflect the elimination of the asset impairment charge of $3.1 million and the associated tax benefit.  Since the impairment loss is expected to be capital in nature for income tax purposes, and there are no current foreseeable future capital gains, no tax benefit was provided for this item.